EX-28(d)(4)(p)(i)

THIRD AMENDMENT TO

SUBADVISORY AGREEMENT

THIS THIRD AMENDMENT TO THE SUBADVISORY AGREEMENT, made this 10th day of March, 2021 (the “Amendment”), is between Lincoln Investment Advisors Corporation, a Tennessee corporation (“LIAC”), and Dimensional Fund Advisors LP, a Delaware limited partnership (“DFA”).

Recitals

1.	LIAC currently serves as investment adviser to the Lincoln Variable Insurance Products Trust (the “Trust”);

2.	DFA currently subadvises several series of the Trust pursuant to a written subadvisory agreement dated May 1, 2015, as amended (the “Agreement”); and

3.	DFA has agreed to reduce the subadvisory fee for certain series of the Trust, and DFA and LIAC desire to amend the fee schedule (“Schedule A”) to the Agreement to reflect these reduced fees.

Amendment

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	The Recitals are incorporated into and made a part of the Agreement.

2.	Schedule A shall be deleted and replaced with the attached amended Schedule A effective as April 1, 2021.

3.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

4.

Each of LIAC and DFA represents and warrants to the other that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

5.	This Amendment may be executed in two or more counterparts which together shall constitute one instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.

LINCOLN INVESTMENT ADVISORS CORPORATION		DIMENSIONAL FUND ADVISORS LP by Dimensional Holdings Inc., its general partner

By:	/s/ Jayson R. Bronchetti	By:	/s/ Carolyn O
Name:	Jayson R. Bronchetti	Name:	Carolyn O
Title:	President	Title:	Vice President

SCHEDULE A

Funds and Fee Schedules

The Adviser shall compensate the Subadviser for services rendered to a Fund at the specified annual rate for such Fund as follows and as set forth in the table below and otherwise in accordance with the terms of this Agreement, as either may be amended from time to time:

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